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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12


                          TOMMY HILFIGER CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------

     (5) Total fee paid:
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.
     -------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------

     (3) Filing Party:
     -------------------------------------------------------------------------

     (4) Date Filed:
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

                          TOMMY HILFIGER CORPORATION

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held October 30, 2000

  The 2000 Annual Meeting of Shareholders of Tommy Hilfiger Corporation will be held at PricewaterhouseCoopers, The Financial Services Centre, Bishop's Court Hill, St. Michael, Barbados, on Monday, October 30, 2000 at 12:00 noon, local time, for the following purposes:

    1. To elect three directors to the Board of Directors of the Company for terms to expire at the 2003 Annual Meeting of Shareholders;

    2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's auditors for the fiscal year ending March 31, 2001; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on September 15, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

  Shareholders are invited to attend the Annual Meeting. Any shareholder entitled to attend and vote at the Annual Meeting is entitled to appoint a proxy to attend and vote instead of him. Whether or not you expect to attend, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN the enclosed Proxy Card in the envelope provided which requires no postage if mailed in the United States. A proxy may be revoked by a shareholder at any time before the effective exercise thereof.

                                          By order of the Board of Directors

                                          LAWRENCE T.S. LOK
                                          Secretary

September 22, 2000

                          TOMMY HILFIGER CORPORATION
                        6/F, Precious Industrial Centre
                             18 Cheung Yue Street
                      Cheung Sha Wan, Kowloon, Hong Kong
                              Tel: 852-2745-7798

                                PROXY STATEMENT

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tommy Hilfiger Corporation (the "Company") of proxies to be used at the 2000 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Monday, October 30, 2000 at 12:00 noon, local time, at PricewaterhouseCoopers, The Financial Services Centre, Bishop's Court Hill, St. Michael, Barbados, and at any adjournment thereof.

  The expected date of the first mailing of this Proxy Statement and the accompanying Proxy Card to the Company's shareholders is September 22, 2000.

                              PROXY SOLICITATION

  A Proxy Card is enclosed for use at the Annual Meeting. Proxies that are properly completed, signed and received prior to the Annual Meeting will be voted in accordance with the instructions of the persons executing the same. Unless instructed to the contrary, the proxies will be voted FOR Proposals 1 and 2 set forth in the Notice of the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the enclosed Proxy Card and acting thereunder will vote in accordance with their best judgment on such matters. A proxy may be revoked by a shareholder at any time before the effective exercise thereof by submitting a subsequently dated proxy or by appearing in person and voting at the Annual Meeting.

  The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

  A copy of the Annual Report of the Company containing audited financial statements for the fiscal year ended March 31, 2000 is enclosed herewith or has previously been sent to you. Such report is not a part of this Proxy Statement.

  On September 15, 2000, the record date for the determination of shareholders entitled to vote at the Annual Meeting, 91,152,038 Ordinary Shares, par value $.01 per share, of the Company (the "Ordinary Shares") were outstanding and carry the right to one vote for each such share with respect to each matter to be voted on at the Annual Meeting.

  Ordinary Shares represented by proxies that withhold authority to vote for a nominee for director or indicate an abstention or broker non-vote will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. However, such shares will not be treated as votes cast at the Annual Meeting and thus will have no effect on the outcome. The presence, in person or by proxy, of holders of at least 50% of the Ordinary Shares entitled to vote on proposals at the Annual Meeting will constitute a quorum.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth data as of September 15, 2000 concerning the beneficial ownership of Ordinary Shares by (i) the persons known to the Company to beneficially own more than 5% of the outstanding Ordinary Shares,
(ii) all directors and nominees and each Named Executive Officer (as defined under "Executive Compensation" below) and (iii) all directors and executive officers as a group.

                                                     Amount
                                                  Beneficially        Percent
                                                     Owned          of Class(l)
                                                  ------------      -----------
     Sportswear Holdings Limited(2)
      Craigmuir Chambers
      P.O. Box 71
      Road Town, Tortola
      British Virgin Islands.....................  12,284,374          13.5%
     PRIMECAP Management Company(3)
      225 South Lake Avenue #400
      Pasadena, CA 91101.........................   9,996,400          11.0%
     Directors and Named Executive Officers:
     Silas K.F. Chou.............................         -- (4)         --
     Lawrence S. Stroll..........................         -- (4)         --
     Thomas J. Hilfiger..........................   3,968,548           4.4%
     Joel J. Horowitz............................   1,337,382           1.5%
     Benjamin M.T. Ng............................      71,000(5)          *
     Ronald K.Y. Chao............................      11,600(4)(6)       *
     Lester M.Y. Ma..............................      24,800(7)          *
     Joseph M. Adamko............................      24,800(8)          *
     Clinton V. Silver...........................       7,600(6)          *
     Simon Murray................................      13,200(6)          *
     All directors and executive officers as a
      group (including Ordinary Shares owned by
      Sportswear Holdings Limited) (14 persons)..  18,088,304(9)       19.7%

--------
*   Less than 1%.
(1) Shares outstanding with respect to each person includes the right to acquire beneficial ownership of Ordinary Shares pursuant to currently exercisable stock options, if any, held by such person under Company stock option plans. See footnotes 5, 6, 7, 8 and 9. For purposes of this table, "currently exercisable" stock options include options becoming vested and exercisable within 60 days from September 15, 2000.
(2) Information based on Amendment No. 3 to Schedule 13D dated August 4, 2000 filed with the Securities and Exchange Commission (the "SEC") by AIHL Investment Holdings Limited (collectively with its predecessors and certain of its affiliates, "AIHL"). According to the Schedule 13D, Sportswear Holdings Limited ("Sportswear") has shared dispositive power and shared voting power over all of the shares. As set forth in the
    Schedule 13D, Sportswear is indirectly 50% owned by Westleigh Limited ("Westleigh"), which is privately owned by members of the Chao family (including Messrs. Chou and Chao), and 50% owned by Flair Investment Holdings Limited ("Flair"), in which Mr. Stroll has an indirect beneficial ownership interest. According to the Schedule 13D, each of Westleigh and Flair may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the Ordinary Shares owned by Sportswear through their respective direct or indirect ownership of the capital stock of Sportswear.
(3) Information based on Amendment No. 1 to Schedule 13G dated May 31, 2000 filed with the SEC by PRIMECAP Management Company ("PRIMECAP"). According to the Schedule 13G, PRIMECAP, an investment adviser, had sole dispositive power over all of the shares and sole voting power over 3,996,400 of the shares.

(4) Not including Ordinary Shares owned by Sportswear. See footnote 2.
(5) Issuable upon the exercise of currently exercisable stock options under the Plans (as defined under "Stock Option Plans" below).
(6) Issuable upon the exercise of currently exercisable stock options under the Directors Option Plan (as defined under "Stock Option Plans" below).
(7) Issuable upon the exercise of currently exercisable stock options under the Plans and the Directors Option Plan.
(8) Includes 18,000 Ordinary Shares issuable upon the exercise of currently exercisable stock options under the Directors Option Plan.
(9) Includes 491,200 Ordinary Shares issuable upon the exercise of currently exercisable stock options held by all directors and executive officers under the Plans and the Directors Option Plan.

PROPOSAL ONE: ELECTION OF DIRECTORS

  The Company's Board of Directors currently consists of nine members and is divided into three classes with staggered three-year terms. At each Annual Meeting of Shareholders, the successors of the class of directors whose terms expire at such meeting are elected for three-year terms.

Nominees For Director

  The Company's Board of Directors has nominated three directors to be elected to the Board of Directors at the Annual Meeting for three-year terms, each of whom is currently a director of the Company: Lawrence S. Stroll, Lester M.Y. Ma and Clinton V. Silver.

  The principal occupations and other biographical information of the nominees are as follows:

  Lawrence S. Stroll, 41, has been Co-Chairman of the Board of the Company since 1998 and served as Chief Executive Officer of Tommy Hilfiger (HK) Limited, a subsidiary of the Company ("THHK"), from 1993 to 1998. Mr. Stroll has been a Director of the Company since 1992. In addition, Mr. Stroll has served as Chairman of the Board of AIHL since 1992 and was Group Chief Executive Officer of Pepe Jeans London Corporation and its predecessor (collectively, "PJLC") from 1993 to 1998.

  Lester M.Y. Ma, 53, has been a Director of the Company since 1992 and served as its Treasurer from 1996 to 1997. Mr. Ma has been an Executive Director and Group Chief Accountant of Novel Enterprises Limited ("Novel Enterprises") for more than the past five years. In addition, Mr. Ma has been a director of Novel Denim Holdings Limited, a manufacturer of garments and fabric quoted on the Nasdaq National Market and an affiliate of Novel Enterprises ("Novel Denim"), since 1992 and its Treasurer since 1997.

  Clinton V. Silver, 70, has been a Director of the Company since 1994. Mr. Silver was employed by Marks & Spencer plc, an international retailer based in London, as Deputy Chairman from 1991 to 1994 and as a consultant from 1994 to 1999. In addition, Mr. Silver served as a director of Marks & Spencer plc from 1974 to 1994 and as Joint Managing Director from 1990 to 1994.

  The election of the directors requires the affirmative vote of a plurality of the Ordinary Shares voted, in person or by proxy, at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL ONE.

Directors Whose Terms of Office Continue and Non-Director Executive Officers

  The principal occupations and other biographical information of the directors of the Company whose terms continue are as follows:

                                                                   Expiration of
         Name                                                  Age Present Term
         ----                                                  --- -------------
      Silas K.F. Chou......................................... 54      2002
      Thomas J. Hilfiger...................................... 49      2002
      Joel J. Horowitz........................................ 49      2001
      Ronald K.Y. Chao........................................ 61      2001
      Joseph M. Adamko........................................ 68      2002
      Simon Murray............................................  60     2001

  Silas K.F. Chou has been Co-Chairman of the Board of the Company since 1998 and served as Chairman of the Board from 1992 to 1998. Mr. Chou has been a Director of the Company since 1992. Mr. Chou also has served as an Executive Director of Novel Enterprises, where he was appointed as Managing Director in 1996, for more than the past five years and as Chairman of the Board of Novel Denim since 1996. In addition, Mr. Chou has served as Chief Executive Officer of AIHL since 1992 and was Chairman of the Board of PJLC from 1992 to 1998.

  Thomas J. Hilfiger has been a Director and Principal Designer of the Company since 1992 and Honorary Chairman of the Board of the Company since 1994. Mr. Hilfiger was Vice Chairman of the Board of the Company and its predecessors from 1989 to 1994, and President of Tommy Hilfiger, Inc. from 1982 to 1989. Mr. Hilfiger has been designing clothes under the Tommy Hilfiger trademarks since 1984.

  Joel J. Horowitz is Chief Executive Officer and President of the Company. Mr. Horowitz has served as Chief Executive Officer since 1994 and as President since 1995. From 1989 to 1994, Mr. Horowitz served as President and Chief Operating Officer of the Company and its predecessors. Mr. Horowitz has been a Director of the Company since 1992.

  Ronald K.Y. Chao has been a Director of the Company since 1992. Since 1996, Mr. Chao has been Vice Chairman of Novel Enterprises. Prior thereto, Mr. Chao served as the Managing Director of Novel Enterprises. In addition, Mr. Chao has served as a director of Novel Denim since February 1997.

  Joseph M. Adamko has been a Director of the Company since 1993. Since 1992, Mr. Adamko has been Vice Chairman and a director of Sterling Bancorp and Sterling National Bank. Prior thereto, Mr. Adamko was employed by
Manufacturers Hanover Trust Company of New York in a variety of positions for over 30 years, including most recently as a Managing Director.

  Simon Murray has been a Director of the Company since 1997. From 1993 to 1997, Mr. Murray was the Executive Chairman Asia Pacific of Deutsche Bank AG. Since 1998, Mr. Murray has been the Chairman of General Enterprise Management Services Limited, a private equity fund management company sponsored by Simon Murray & Company Ltd and Deutsche Bank. Mr. Murray is also a director of a number of public companies in the Far East, including Hutchison Whampoa Limited and Orient Overseas (International) Limited, and other companies in Europe, including Hermes International and Vivendi S.A.

  Ronald K.Y. Chao and Silas K.F. Chou are brothers.

  The principal occupations and other biographical information of the Company's non-director executive officers are as follows:

  Joel H. Newman, 59, was appointed Chief Financial and Administrative Officer and Executive Vice President of the Company in 2000. Prior thereto, Mr. Newman served as Chief Administrative Officer and

Executive Vice President-Finance from 1998 to 2000 and as Executive Vice President-Operations from 1997 to 1998. Since 1993, Mr. Newman has also held various senior operations and financial positions with Tommy Hilfiger U.S.A., Inc., a subsidiary of the Company ("TH USA"). Prior to joining the Company, Mr. Newman held various senior operations and financial positions with major companies in the apparel wholesale and retail industries.

  Arthur Bargonetti, 66, has been Senior Vice President-Operations of the Company since 1998. From 1994 to 1998, Mr. Bargonetti served as the Chief Operating Officer and Executive Vice President of Pepe Jeans USA, Inc., a former subsidiary of AIHL. Prior thereto, Mr. Bargonetti was the Chief Operating Officer and Executive Vice President of Bidermann Industries U.S.A., Inc., a major apparel wholesaler.

  Joseph Scirocco, 43, has been Senior Vice President and Treasurer of the Company since 1997. Prior to joining the Company, Mr. Scirocco was employed in the Retail and Consumer Products Group of Price Waterhouse LLP, where he served as an Audit Partner since 1990.

  Lawrence T.S. Lok, 43, has been Secretary of the Company and Novel Enterprises since 1994. In addition, Mr. Lok has been Secretary of Novel Denim since 1997. Mr. Lok has also been Deputy Financial Controller of Novel Enterprises for more than the past five years.

Committees of the Board of Directors

  The Company's Board of Directors has standing Audit and Compensation Committees (the "Standing Committees"), but does not have a Nominating Committee.

  The Audit Committee recommends to the Board of Directors an accounting firm to serve as the Company's independent accountants, reviews the scope and results of the annual audit of the Company's consolidated financial statements, reviews nonaudit services provided to the Company by the Company's independent accountants and monitors transactions among the Company and its affiliates. The Audit Committee currently consists of Mr. Silver, who is the Chairman, Mr. Adamko and Mr. Murray, each of whom is independent (as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards).

  The Compensation Committee is responsible for supervising the Company's compensation policies, administering the employee incentive plans, reviewing officers' salaries and bonuses, approving significant changes in employee benefits and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee currently consists of Mr. Adamko, who is the Chairman, Mr. Silver and Mr. Murray.

  During the 2000 fiscal year, the Board of Directors held five meetings, the Audit Committee held two meetings and the Compensation Committee held four meetings. Over this period, each of the Company's Directors other than Mr. Adamko participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he served (during the periods that he served).

Director Compensation

  Directors who are officers or employees of the Company or any of its subsidiaries receive no additional compensation for their service on the Board and its Committees. All other directors of the Company ("Non-Employee Directors") receive the following retainers: $40,000 per annum for members of the Board; $5,000 per annum for members of Standing Committees; and $3,000 per annum for Chairmen of Standing Committees. The Non-Employee Directors also receive $2,000 for attendance at each meeting of the Board or a Committee. In addition, the Non-Employee Directors participate in the Directors Option Plan. See "Stock Option Plans."

Executive Compensation

  The following table sets forth the compensation paid and accrued by the Company and its subsidiaries for the fiscal years ended March 31, 2000, 1999 and 1998 to the Company's chief executive officer and the four other most highly compensated executive officers (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                Long-Term
                                 Annual Compensation          Compensation
                                ------------------------    -----------------
                                                                 Awards
                                                            -----------------
                                                               Securities
   Name and Principal    Fiscal                                Underlying        All Other
        Position          Year  Salary ($)    Bonus ($)     Stock Options (#) Compensation ($)
   ------------------    ------ ----------    ----------    ----------------- ----------------
Joel J. Horowitz........  2000     581,600    16,631,000(1)         --             5,100(2)
 Chief Executive Officer  1999     540,000    15,374,000(1)         --             4,000
 and President            1998     505,000     9,343,000(1)         --               --

Thomas J. Hilfiger......  2000  26,851,000(3)        --             --             5,100(2)
 Honorary Chairman of     1999  22,275,000(3)        --             --             4,000
 the Board and            1998  10,464,000(3)  3,500,000(4)         --               --
 Principal Designer

Silas K.F. Chou.........  2000     750,000(5)    750,000            --               --
 Co-Chairman of the       1999     750,000(5)  1,750,000            --               --
 Board                    1998     750,000(5)    325,000            --               --

Lawrence S. Stroll......  2000     750,000(6)    750,000            --               --
 Co-Chairman of the       1999     750,000(6)  1,750,000            --               --
 Board                    1998     625,000(6)    325,000            --               --

Benjamin M.T. Ng(7).....  2000     625,000     1,093,750         35,000            5,100(2)
 Former Chief Financial   1999     257,500     1,442,500            --             4,742
 Officer and Executive    1998     250,000       700,000         10,000            4,629
 Vice President--
 Strategic Development

--------
(1) Pursuant to an incentive plan approved by the shareholders of the Company, Mr. Horowitz receives an annual bonus equal to 5% of the Company's operating earnings (as defined below). See "Certain Employment Agreements."
(2) Amount represents employer matching contribution under the Tommy Hilfiger U.S.A. 401(k) Profit Sharing Plan.
(3) Pursuant to an employment agreement entered into prior to the Company's initial public offering, Mr. Hilfiger receives annual salary payments equal to $900,000 plus 1.5% of the net sales of TH USA and its subsidiaries over $48,333,333. See "Certain Employment Agreements."
(4) This bonus is payable on a deferred basis. See "Certain Employment Agreements."
(5) Includes 50% of the fees paid pursuant to a consulting agreement between Tommy Hilfiger (Eastern Hemisphere) Limited, a subsidiary of the Company ("THEH"), and Fasco International, Inc. ("Fasco International"), a subsidiary of Sportswear. See "Certain Relationships and Related Transactions."
(6) Includes (i) 50% of the fees paid pursuant to a consulting agreement between THEH and Fasco International, and (ii) all of the fees paid pursuant to a consulting agreement between THEH and another affiliate of Mr. Stroll. See "Certain Relationships and Related Transactions."
(7) Mr. Ng resigned as an executive officer and director of the Company on June 30, 2000.

Stock Option Grants

  The following table sets forth information regarding grants of stock options during fiscal year 2000 made to the only Named Executive Officer who has received Company option grants.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            Grant Date
                                                 Individual Grants                            Value
                         ------------------------------------------------------------------ ----------
                               Number of            Percent of
                         Securities Underlying Total Stock Options  Exercise or             Grant Date
                         Stock Options Granted Granted to Employees Base Price  Expiration   Present
   Name                           (#)             in Fiscal Year      ($/Sh)       Date     Value ($)
   ----                  --------------------- -------------------- ----------- ----------- ----------
Benjamin M.T. Ng........       35,000(1)              0.73%          11.53125   09/30/00(1) 186,981(2)

--------
(1) The stock options granted to Mr. Ng during the last fiscal year were non-qualified options granted pursuant to the Plans. As of June 30, 2000, 7,000 of such options were exercisable. Under the terms of the Plans, as a result of Mr. Ng's resignation on June 30, 2000, all unexercisable options held by him on that date expired immediately and all exercisable options held by him on that date will expire on September 30, 2000. See "Stock Option Plans."
(2) The fair value of these options on the date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions: volatility of 44%; risk-free interest rate of 6.7%; expected life of 5 years; and no future dividends. The dollar amount in this column is not intended to forecast potential future appreciation, if any, of the Ordinary Shares.

Stock Option Exercises and Fiscal Year-End Option Values

  The following table sets forth information regarding stock option exercises during fiscal year 2000 by the only Named Executive Officer who has received Company option grants, and the values of such officer's unexercised options as of March 31, 2000.

          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                            YEAR-END OPTION VALUES

                                                    Number of Securities      Value of Unexercised
                           Shares                  Underlying Unexercised         In-The-Money
                         Acquired on                  Stock Options at          Stock Options at
                          Exercise      Value        Fiscal Year-End (#)       Fiscal Year-End ($)
          Name               (#)     Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ----------- ------------ ------------------------- -------------------------
Benjamin M.T. Ng........   120,000    3,122,738         60,000/45,000               0/103,906

Certain Employment Agreements

  Subsidiaries of the Company had employment agreements with Messrs. Hilfiger and Horowitz during fiscal year 2000.

  The employment agreement with Tommy Hilfiger, the Company's Honorary Chairman of the Board and Principal Designer, provides for his employment as the designer of all products carrying the Tommy Hilfiger trademarks until his death, disability or incompetence. Mr. Hilfiger receives an annual base salary of $900,000, subject to adjustments. If net sales of TH USA and its subsidiaries are less than $48,333,333 in any year, Mr. Hilfiger's base salary for such year is reduced by 1.5% of such shortfall, to not less than $500,000. If net sales are greater than $48,333,333 in any fiscal year, Mr. Hilfiger receives an additional payment equal to 1.5% of such excess. If Mr. Hilfiger terminates his employment without the consent of TH USA other than by reason of his death, disability or incompetence, TH USA will have no further obligations under the agreement. The employment agreement provides that TH USA and its subsidiaries cannot enter into any line of business without the consent of Mr. Hilfiger if he shall reasonably determine that such line of business would be detrimental to the Tommy Hilfiger trademarks.

  The employment agreement with Mr. Horowitz provides for his employment as Chief Executive Officer of the Company and TH USA until March 31, 2004. The agreement provided for an annual base salary in fiscal year 2000 of $581,600. The base salary is subject to increase each year by the average percentage increase for all employees of TH USA.

  Beginning in fiscal 1995, the Company became subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), under which public companies are not permitted to deduct annual compensation paid to certain executive officers in excess of $1,000,000 per executive, unless such excess is paid pursuant to an arrangement based upon performance and approved by shareholders and provided that the other requirements set forth in Section 162(m) and related regulations are met. Payments required to be made pursuant to the aforementioned employment agreement with Mr. Hilfiger, which was entered into prior to the effective date of Section 162(m), are not subject to such restrictions.

  On August 6, 1998, the Company's Compensation Committee approved and the Board of Directors adopted, and on November 2, 1998, the shareholders approved, the renewal of the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Incentive Compensation Plan (the "SEIC Plan"), which was scheduled to terminate on April 1, 1999, for each of the five fiscal years in the period ending March 31, 2004. The purpose of the SEIC Plan is to provide a significant and flexible economic opportunity to Mr. Horowitz, Chief Executive Officer and President of the Company and Chief Executive Officer of TH USA, in an effort to reward his contribution to the Company and its subsidiaries. The SEIC Plan is administered by the Company's Compensation Committee and provides for a cash award to Mr. Horowitz equal to 5% of the Company's consolidated earnings before depreciation, interest on financing of fixed assets, non-operating expenses and taxes ("operating earnings"). Awards under the plan are calculated and paid quarterly based on 3.75% of operating earnings for the first three fiscal quarters, with the remaining amount of the bonus (based on the 5% rate) payable at the end of the fiscal year. The amount of the award is reduced by the amount of any other bonuses paid or payable under any employment or bonus agreement between the Company or TH USA and Mr. Horowitz. The SEIC Plan does not contain any cap on the maximum amount of the bonus payable thereunder. The SEIC Plan bonus payable to Mr. Horowitz in respect of fiscal year 2000 was $16,631,000. While the Company believes that compensation payable pursuant to the SEIC Plan will be deductible for federal income tax purposes pursuant to Section 162(m), there can be no assurance in this regard.

  The employment agreements with Messrs. Hilfiger and Horowitz also provide that such executives are eligible to receive additional annual bonuses at the discretion of TH USA's Board of Directors or Compensation Committee. If, however, compensation is awarded based on an arrangement that does not satisfy the requirements of Section 162(m), the Company would not be allowed to deduct for tax purposes any payments in excess of the $1,000,000 limitation. The Compensation Committee approved a discretionary bonus of $3,500,000 for Mr. Hilfiger in fiscal year 1998, which was granted on a deferred basis as described below (the "Deferred Bonus").

  The Deferred Bonus (and any interest accrued thereon) will be paid in annual installments on the last day of each fiscal year of the Company in the largest possible amounts that can be paid, after taking into account any base salary and other compensation in that fiscal year which would be counted for purposes of Section 162(m), and still be fully deductible under such regulations. The unpaid portion of the Deferred Bonus accrues interest at a rate equal to TH USA's bank borrowing rate. While the Company believes that such Deferred Bonus payments will be deductible for federal income tax purposes pursuant to
Section 162(m), there can be no assurance in this regard.

Stock Option Plans

 Tommy Hilfiger U.S.A. and Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plans

  In September 1992, the Company and its subsidiaries adopted stock options plans (collectively, the "Plans") authorizing the issuance of an aggregate of up to 5,940,000 Ordinary Shares to directors, officers and employees of the Company and its subsidiaries. Through March 2000, a total of 13,500,000 additional Ordinary Shares were authorized and reserved for issuance under the Plans. The number of Ordinary Shares subject to the Plans is subject to certain adjustments as provided in the Plans.

  Currently, over half of the full-time employees of the Company and its subsidiaries are participants in the Plans. Messrs. Chou, Stroll, Hilfiger, Horowitz and Chao are not eligible for grants under the Plans.

  The Plan for employees of TH USA and its subsidiaries is administered by the Compensation Committee of the Board of Directors of TH USA and the Plan for employees of the Company's Far East subsidiaries is administered by the Company's Compensation Committee. Under the Plans, awards may include stock options, stock appreciation rights and restricted stock. An option or right granted under the Plans must have an exercise price of not less than market value at the date of grant.

  Options may be exercisable at such times, in such amounts, in accordance with such terms and conditions and subject to such restrictions as are set forth in the option agreement evidencing the grant of such options. In addition, the grants may provide for acceleration or immediate vesting in the event of a change of control of the Company or its subsidiaries.

 Non-Employee Directors Stock Option Plan

  In August 1994, the Board of Directors and shareholders of the Company approved the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan (the "Directors Option Plan"). Options for up to 400,000 Ordinary Shares, subject to certain adjustments, may be granted under the Directors Option Plan. Each director who is not an officer or employee of the Company or any subsidiary of the Company (a "Non-Employee Director") receives an initial stock option to purchase 20,000 Ordinary Shares, and subsequent annual grants of options to purchase 2,000 Ordinary Shares, in each case at a price equal to the fair market value at the time of the grant of the Ordinary Shares subject to such stock option.

  The Directors Option Plan is administered by the Company's Compensation Committee. However, grants of stock options to participants under the Plan and the amount, nature and timing of the grants are not subject to the determination of such committee.

  The term of each stock option granted under the Directors Option Plan is 10 years unless earlier terminated by termination of the director status of a Non-Employee Director, and the stock options are exercisable in equal installments over five years from the date of grant.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consists of Mr. Adamko, who is the Chairman, Mr. Silver and Mr. Murray.

  Sportswear, a British Virgin Islands corporation, is indirectly 50% owned by Westleigh, a British Virgin Islands corporation privately owned by members of the Chao family (including Messrs. Silas K.F. Chou, Co-Chairman of the Board and a Director of the Company, and Ronald K.Y. Chao, a Director of the Company) and an affiliate of Novel Enterprises, and 50% owned by Flair, a British Virgin Islands corporation in which Mr. Stroll, Co-Chairman of the Board and a Director of the Company, has an indirect beneficial ownership interest. AIHL is owned 67.9% by Sportswear, 21.825% by Mr. Hilfiger, Honorary Chairman of the Board, Principal Designer and a Director of the Company, 7.275% by Mr. Horowitz, Chief Executive Officer, President and a Director of the Company, and 3% by an affiliate of Mr. Chou (the "Chou Affiliate").

  Mr. Ma, a Director of the Company, may have certain economic interests based on the performance of AIHL and its affiliates. Novel Enterprises and its affiliates also hold other interests in the apparel industry, including an approximately 49% ownership interest in Novel Denim.

  Messrs. Chou, Stroll, Hilfiger, Horowitz and Ma are executive officers and directors of AIHL. Mr. Ng, a former executive officer and director of the Company, was an executive officer and director of AIHL during the Company's last fiscal year. Messrs. Chou and Stroll are executive officers and directors of Sportswear and Mr. Chao is a director of Sportswear. Messrs. Chou and Chao are directors of Westleigh. Messrs. Chou, Chao and Ma are executive officers and directors of Novel Enterprises. Mr. Chou is an executive officer, director and Chairman of the compensation committee of Novel Denim. Mr. Chao is a director of Novel Denim and Mr. Ma is an executive officer and director of Novel Denim.

Certain Relationships and Related Transactions

  Certain relationships and transactions between the Company and certain directors and officers of the Company and certain of their affiliates are described below.

  The Company is a party to a lock-up agreement (the "Lock-Up Agreement") and a registration rights agreement (the "Registration Rights Agreement"), in each case with AIHL, the Chou Affiliate, Sportswear, Westleigh, Flair, Mr. Hilfiger and Mr. Horowitz (collectively, the "AIHL Affiliates"), relating to the 18,091,860 Ordinary Shares paid by the Company as part of the purchase price consideration for the May 8, 1998 acquisition (the "Acquisition") of its womenswear, jeanswear and Canadian licensees (the "Purchase Price Shares"). The Lock-Up Agreement prohibited the transfer of the Purchase Price Shares until May 8, 2000, and imposes additional restrictions until May 8, 2003 on transfers of the shares as a block, subject to certain exceptions. Under the Registration Rights Agreement, the AIHL Affiliates, along with their successors and permitted transferees under the Lock-Up Agreement, have the right to require the Company to register sales of the Purchase Price Shares. At the time of the Acquisition, Messrs. Chou and Stroll also entered into a non-competition agreement with the Company restricting their ability to compete in the United States or Canada with the womenswear and jeanswear businesses until May 8, 2002.

  The Company is party to a geographic license agreement for Europe and certain other countries with Tommy Hilfiger Europe B.V., a subsidiary of AIHL. Under this agreement, the licensee pays Tommy Hilfiger Licensing, Inc., a subsidiary of the Company ("THLI"), a royalty based on a percentage of the value of licensed products sold by the licensee. Except with the approval of THLI, all products sold by or through the licensee must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them. For the fiscal year ended March 31, 2000, results of operations include $6,372,000 of royalties and commissions under this arrangement.

  The Company is party to a geographic license agreement for Japan with Novel-ITC Licensing Limited ("NIL"), a company jointly controlled by Itochu Corporation and Novel Enterprises. Mr. Stroll indirectly owns a 3.5% equity interest in NIL. Under the license agreement, NIL pays THLI a royalty based on a percentage of the value of licensed products sold by THMJ Incorporated ("THMJ"), NIL's sublicensee. Novel Enterprises and its affiliates and Messrs. Stroll, Hilfiger and Horowitz indirectly own equity interests of 15.2%, 15.2%, 9.7% and 3.2%, respectively, in THMJ. Except with the approval of THLI, all products sold by or through NIL or THMJ must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them. Pursuant to this arrangement, royalties and commissions totaled $3,429,000 during fiscal 2000.

  TH USA purchases finished goods in the ordinary course of business from affiliates of Novel Enterprises. Such purchases amounted to $64,670,000 during the fiscal year ended March 31, 2000. In addition, contractors of the Company purchase raw materials in the ordinary course of business from affiliates of Novel Enterprises pursuant to the Company's designation of such sources as acceptable suppliers. Such purchases amounted to $9,364,000 during the fiscal year ended March 31, 2000.

  The Company sells merchandise in the ordinary course of business to a retail store that is owned by Mr. Hilfiger's sister. Sales to this customer amounted to approximately $522,000 during fiscal 2000.

  In April 1999, TH USA sold to Mr. Hilfiger a whole life insurance policy under which he is the named insured for its cash surrender value of $290,000.

  THEH has a consulting agreement with Fasco International, an affiliate of Messrs. Chou and Stroll. The fees under this agreement totaled $500,000 during fiscal 2000.

  THEH has a consulting agreement with another affiliate of Mr. Stroll. THEH paid fees under this Agreement of $500,000 in fiscal 2000.

  Under the terms of an agreement with Novel Enterprises, THHK reimburses Novel Enterprises for certain general and administrative expenses incurred by it on behalf of THHK. Payments made to Novel Enterprises under this Agreement for the fiscal year ended March 31, 2000 were $401,000.

  The Audit Committee of the Board of Directors monitors and approves transactions between the Company and its affiliates to seek to provide that such transactions are on terms which are no less favorable as a whole to the Company than could be obtained from unaffiliated parties.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to its executive officers, including the Named Executive Officers. The Committee is currently comprised of Messrs. Joseph M. Adamko, who serves as Chairman, Clinton V. Silver and Simon Murray.

General Policies Regarding Compensation of Executive Officers

  In establishing compensation and benefit levels for executive officers, the Committee seeks to (i) attract and retain individuals of superior ability and managerial talent, (ii) motivate executive officers to increase Company performance and (iii) reward executives for exceptional individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, variable annual cash bonuses and stock based long-term incentive awards in the form of stock options.

  In determining salary and bonus levels for executive officers, the Committee reviews certain Company performance factors, including net revenue, operating earnings, net income and net profit margin. Performance is measured in terms of both quantitative and qualitative goals at the corporate, departmental and individual levels.

  Cash compensation levels, including salary and bonus, of certain of the Company's executive officers, including certain of the Named Executive Officers, are determined based upon the amounts and formulas prescribed by each such executive's employment agreement, as well as the SEIC Plan approved by the Company's shareholders. See "Certain Employment Agreements." These employment agreements are generally long-term with a view toward achieving consistency at the higher levels of the Company's management ranks, and contain variable salary and bonus structures that directly link the compensation paid to certain executive officers to the Company's satisfactory achievement of certain performance goals. Performance-based compensation is generally determined based upon the attainment of certain annual net revenue, operating earnings and net profit margin thresholds. Such bonus payments, other than bonus payments prescribed by the employment agreements and the SEIC Plan, are generally at the discretion of the Committee and may be reduced from the amounts prescribed by the formulas if, in the determination of the Committee, such an adjustment is warranted.

  Long-term incentive compensation of the Company's executive officers generally takes the form of stock option grants. These grants are available under the Plans and may be utilized to provide incentives to certain of the Company's executive officers, as well as the majority of its employees. See "Stock Option Plans." The objective of such grants is to align the long-term interests of the Company's executives with those of its shareholders. The Committee has the responsibility of overseeing stock option grants to eligible executive officers and employees of the Company.

  Compensation levels are analyzed by the Committee from time to time through an assessment of prevailing compensation levels among the Company's competitors. The Company's competitors, for this purpose, include certain of the companies included in the industry index used for comparison with the Company's performance in the cumulative total shareholder return graph which follows this report, as well as other companies which, in the Committee's view, compete with the Company for executive talent. These competitors may also include non-public companies and companies in related industries such as retailing or general apparel manufacturing. In selected cases, the Committee has believed that exceptional executive talent may only be attracted and retained by compensation at the high end of prevailing levels among the Company's competitors.

  While the Committee has a policy of seeking, in all material respects, to maintain full deductibility of executive compensation within the guidelines of
Section 162(m) of the Code, the Committee has retained the flexibility to structure compensation arrangements that are not fully deductible under
Section 162(m) where the Committee determines, based upon its business judgment, that such arrangements are in the best interests of the Company and its shareholders.

Fiscal Year 2000 Compensation

  Pursuant to Mr. Hilfiger's employment agreement, which has been in effect since 1989, his annual cash compensation is based on a percentage of the Company's net sales and, accordingly, year-to-year increases in his compensation are tied to increases in such sales. The Company's net revenue increased 20.8% in fiscal year 2000, which increase was largely due to the success of Mr. Hilfiger's designs, his development of the Tommy Hilfiger brand and image across an increasingly broad range of in-house and licensed products and his insight into the direction of fashion industry trends. The Committee has reviewed other compensation arrangements in the apparel industry that are based on a percentage of net sales and has determined that Mr. Hilfiger's compensation, while at the high end of the range in terms of total dollars paid, is not unreasonable in terms of the percentage paid. See "Certain Employment Agreements." In addition, the Committee noted that Mr. Hilfiger is not eligible for stock option awards under the Plans.

  Messrs. Chou and Stroll received base salary compensation pursuant to employment and consulting arrangements, as well as discretionary bonus awards. Mr. Ng received base salary and bonus compensation pursuant to an employment arrangement, as well as a discretionary bonus award. In light of the Company's decline in net profit margin in fiscal 2000 as compared to historical levels, the discretionary bonus awards to these executives were significantly reduced from 1999 levels. Overall, such compensation represents, in the opinion of the Committee in light of industry standards, compensation commensurate with their respective contributions to the continued growth, profitability and strategic direction of the Company.

Compensation of the Chief Executive Officer

  Joel J. Horowitz is the Chief Executive Officer and President of the Company. The fiscal year 2000 base salary of $581,600 represents a 7.7% increase over the prior year and is consistent with the average increase given to all employees of the Company. Mr. Horowitz's fiscal year 2000 performance-based compensation, which is determined in accordance with the SEIC Plan approved by the shareholders of the Company, is based on a percentage of operating earnings less the amount of any other bonuses paid or payable under any employment or bonus agreement between the Company or TH USA and Mr. Horowitz. Mr. Horowitz received a bonus of $16,631,000 under this arrangement in respect of fiscal year 2000. See "Certain Employment Agreements."

  The Committee believes that the total fiscal year 2000 compensation payable to Mr. Horowitz, while at the high end of the range for the Company's competitors, is consistent with the Company's executive compensation philosophy described above. The Committee noted in this regard that Mr. Horowitz is not eligible for stock option awards under the Plans.

                                          COMPENSATION COMMITTEE

                                          Joseph M. Adamko, Chairman
                                          Clinton V. Silver
                                          Simon Murray

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

  The following graph compares the cumulative total shareholder return on the Company's Ordinary Shares over a 5-year period with that of (i) the S&P 500 Index and (ii) the S&P Textiles Index, assuming in each case an investment of $100 on March 31, 1995 and reinvestment of all dividends.

                             [Performance Graph]

                  Tommy Hilfiger            S&P 500 Index          S&P Textiles
                   Corporation                                         Index
3/31/1995              100                       100                    100
3/31/1996              209                       132                    117
3/31/1997              238                       158                    159
3/31/1998              273                       234                    184
3/31/1999              313                       278                    137
3/31/2000              132                       327                     98

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and certain persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file reports of ownership and changes in ownership ("Section 16 Reports") with the SEC and the New York Stock Exchange. Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16 Reports they file.

  Based solely on its review of the copies of such Section 16 Reports received by it, or written representations received from certain Reporting Persons, the Company believes that all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to the fiscal year ended March 31, 2000 have been complied with on a timely basis.

PROPOSAL TWO: APPOINTMENT OF AUDITORS

  The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as independent accountants to audit the accounts of the Company for the 2001 fiscal year, subject to approval by shareholders. The affirmative vote of a majority of the Ordinary Shares voting, in person or by proxy, on the proposal at the Annual Meeting is required for such approval.

  PricewaterhouseCoopers LLP and one of its predecessors, Price Waterhouse LLP, have served as independent accountants for the Company since 1992. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

                           PROPOSALS OF SHAREHOLDERS

  Shareholder proposals intended to be included in the Company's Proxy Statement for the 2001 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by the Company by May 25, 2001. Proposals for the 2001 Annual Meeting of Shareholders submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of Rule 14a-4(c) of the Exchange Act if not received by the Company by August 8, 2001.

                                 OTHER MATTERS

  The Board does not know of any other business that may be presented for consideration at the Annual Meeting. If any business not described herein should come before the Annual Meeting, the persons named in the enclosed Proxy Card will vote on those matters in accordance with their best judgment.

  The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, in each case exclusive of exhibits, will be mailed without charge to any shareholder entitled to vote at the Annual Meeting, upon written request to Tommy Hilfiger U.S.A., Inc., 25 West 39th Street, New York, New York 10018,
Attn: Investor Relations.

                                          By order of the Board of Directors

                                          LAWRENCE T.S. LOK
                                          Secretary

Hong Kong
September 22, 2000

-------------------------------------------------------------------------------
                          TOMMY HILFIGER CORPORATION

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
             2000 ANNUAL MEETING OF SHAREHOLDERS--OCTOBER 30, 2000

The undersigned hereby appoints Silas K.F. Chou and Joel J. Horowitz, and each of them, with full power of substitution, for and in the name of the undersigned to vote all Ordinary Shares, par value $.01 per share, of Tommy Hilfiger Corporation, a British Virgin Islands corporation, that the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Shareholders, to be held at PricewaterhouseCoopers, The Financial Services Centre, Bishop's Court Hill, St. Michael, Barbados, on Monday, October 30, 2000 at 12:00 noon, local time, and at any adjournment thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement dated September 22, 2000, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of Tommy Hilfiger Corporation. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND, WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------

____________________________________________________________________________________________________________________________________
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.                              Please mark
                                                                                              your votes as          [X]
                                                                                               indicated in
                                                                                               this example

1. Election of Directors.                           NOMINEES: L.S. Stroll, L.M.Y. Ma, C.V. Silver

     FOR all nominees           WITHHOLD
    listed to the right        AUTHORITY             (INSTRUCTIONS: To withhold authority to vote for any individual nominee,
    (except as marked   to vote for all nominees     write that nominee's name in the space provided below.)
    to the contrary)      listed to the right
        [__]                    [__]                 _______________________________________________________________________________

2. Ratification of Appointment of Auditors.          3. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof.
       FOR        AGAINST       ABSTAIN
      [__]         [__]          [__]




                                                                                    NOTE: Please date and sign this proxy exactly as
                                                                                    your name appears hereon. In the case of joint
                                                                                    owners, each joint owner should sign. When
                                                                                    signing in a fiduciary or representative
                                                                                    capacity, please give your full title. If this
                                                                                    proxy is submitted by a corporation or
                                                                                    partnership, it should be executed in the full
                                                                                    corporate or partnership name by a duly
                                                                                    authorized person.

                                                                                    Dated: __________________________________, 2000

                                                                                    ______________________________________________
                                                                                                       Signature

                                                                                    ______________________________________________
                                                                                                       Signature

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